                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                               (Amendment No. 1)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)



                            AMERADA HESS CORPORATION
                           --------------------------
                                (Name of Issuer)


                                  Common Stock
                          ----------------------------
                         (Title of Class of Securities)


                                   023551 10 4
                               ------------------
                                 (CUSIP Number)


                               December 31, 1999
                           -------------------------
             (Date of Event Which Requires Filing of this Statement)




        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                  Rule 13d-1 (b)
                                X Rule 13d-1 (c)
                                  Rule 13d-1 (d)

                                                 PAGE   1      OF   5      PAGES
                                                      --------    --------


                              CUSIP NO. 023551 10 4




------------ -------------------------------------------------------------------
    1.
             NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Nicholas F. Brady
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    2.
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)      |_|
                                                                   (b)       X
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    3.
             SEC USE ONLY


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    4.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------ -------------------------------------------------------------------
----------------------- ------ -------------------------------------------------

                         5.    SOLE VOTING POWER          10,000  shares
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         6.    SHARED VOTING POWER                 none
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         7.    SOLE  DISPOSITIVE POWER    10,000 shares
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         8.    SHARED DISPOSITIVE POWER   10,367,518 shares

                               See Note 1.
----------------------- ------ -------------------------------------------------
------------ -------------------------------------------------------------------
    9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             10,377,518 shares
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                 |_|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.4%
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12.
             TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------

                                                PAGE    2     OF     5     PAGES
                                                     --------    ---------


                              CUSIP NO. 023551 10 4




------------ -------------------------------------------------------------------
    1.
             NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              John B. Hess
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    2.
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)      |_|
                                                                   (b)       X
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    3.
             SEC USE ONLY


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    4.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------ -------------------------------------------------------------------
----------------------- ------ -------------------------------------------------
                         5.    SOLE VOTING POWER     11,187,393 shares
   NUMBER OF SHARES
BENEFICIALLY OWNED BY          See Note 1,  Note 2 and Note 4.
EACH REPORTING PERSON
         WITH
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         6.    SHARED VOTING POWER    1,763,827 shares

                               See Note 3.
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         7.    SOLE  DISPOSITIVE POWER    775,770 shares

                               See Note 2 and Note 4.
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         8.    SHARED DISPOSITIVE POWER   12,131,345 shares

                               See Note 1 and Note 3.
----------------------- ------ -------------------------------------------------
------------ -------------------------------------------------------------------
    9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             12,957,115 shares
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                       |_|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              14.2 %
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12.
             TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------

                                                 PAGE   3      OF    5     PAGES
                                                            --------    --------


                              CUSIP NO. 023551 10 4



------------ -------------------------------------------------------------------
    1.
             NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Thomas H. Kean
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    2.
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)      |_|
                                                                   (b)       X
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    3.
             SEC USE ONLY


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    4.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------ -------------------------------------------------------------------
----------------------- ------ -------------------------------------------------

                         5.    SOLE VOTING POWER          2,400  shares
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         6.    SHARED VOTING POWER                 none
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         7.    SOLE  DISPOSITIVE POWER    2,400 shares
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         8.    SHARED DISPOSITIVE POWER   10,367,518 shares

                               See Note 1.
----------------------- ------ -------------------------------------------------
------------ -------------------------------------------------------------------
    9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             10,369,918 shares
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                       |_|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.4%

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12.
             TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                              PAGE   4       OF     5      PAGES
                                                  ---------    ----------


                              CUSIP NO. 023551 10 4



------------ -------------------------------------------------------------------
    1.
             NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Burton T.  Lefkowitz
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    2.
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)      |_|
                                                                   (b)       X
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    3.
             SEC USE ONLY


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    4.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------ -------------------------------------------------------------------
----------------------- ------ -------------------------------------------------

                         5.    SOLE VOTING POWER     none
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         6.    SHARED VOTING POWER           1,763,827
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         7.    SOLE  DISPOSITIVE POWER    none
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         8.    SHARED DISPOSITIVE POWER   12,131,345 shares

                               See Note 1 and Note 3
----------------------- ------ -------------------------------------------------
------------ -------------------------------------------------------------------
    9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             12,131,345  shares
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                       |_|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              13.4%
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12.
             TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                                 PAGE   5      OF    5     PAGES
                                                            --------    --------


                              CUSIP NO. 023551 10 4



------------ -------------------------------------------------------------------
    1.
             NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              John Y. Schreyer
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    2.
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)      |_|
                                                                   (b)       X
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    3.
             SEC USE ONLY


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    4.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------ -------------------------------------------------------------------
----------------------- ------ -------------------------------------------------

                         5.    SOLE VOTING POWER 237,614 shares
   NUMBER OF SHARES
BENEFICIALLY OWNED BY          See Note 5 and Note 6.
EACH REPORTING PERSON
         WITH
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         6.    SHARED VOTING POWER   1,793,049 shares

                               See Notes 3 and 7.
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         7.    SOLE  DISPOSITIVE POWER    214,226 shares

                               See Note 5 and Note 6.
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         8.    SHARED DISPOSITIVE POWER    12,160,567 shares

                               See Note 1, Note 3 and Note 7.
----------------------- ------ -------------------------------------------------
------------ -------------------------------------------------------------------
    9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             12,399,793 shares
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                       |_|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             13.6%
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12.
             TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------

                                  Notes to 13G

Note 1. This amount includes 3,197,206 shares held by the estate of Leon Hess and 140,218 shares held by four corporations of which the estate of Leon Hess owns the voting preferred stock having at least 80% of the total voting power of all classes of stock. John
              B. Hess, as executor of the estate, has sole voting power over this stock and shares dispositive power with the other filing persons, who are the other executors. This amount also includes 5,750,000 shares held by a charitable lead annuity trust established under the will of Leon Hess. Mr. John B. Hess has sole voting power over the stock held by this trust and shares dispositive power over such stock with the other filing persons, who are the other trustees of this trust. This amount also includes 1,280,094 shares held by a family corporation, the preferred stock of which is held by a trust of which the filing persons are trustees and 33 1/3% of the common stock of which is owned by Mr. Hess. The preferred stock of such corporation has 99% of the total voting power of all classes of stock of such corporation. Mr. Hess has sole voting power over such preferred stock and shares dispositive power over such stock with the other filing persons. Mr. Hess's mother is the beneficiary of this trust.

Note 2. This figure includes 60,976 shares owned directly by Mr. Hess; 63,291 shares held by a trust for the benefit of Mr. Hess and his children, of which Mr. Hess is a trustee; 135,414 shares held by a trust for the benefit of Mr. Hess and his children, of which Mr. Hess is a trustee; 50,000 shares held in escrow under the Company's Restricted Stock Plan over which Mr. Hess has voting but not dispositive power; and, 504,000 shares underlying options to purchase Common Stock of Amerada Hess Corporation.

Note 3. This amount includes 1,763,827 shares held by the Hess Foundation, Inc. of which Messrs. Hess, Lefkowitz and Schreyer are directors.

Note 4. Represents 12,089 shares vested in the name of John B. Hess under Amerada Hess Corporation's Employees' Savings and Stock Bonus Plan. Mr. Hess has voting power with respect to 6,194 of such shares.

Note 5. This amount includes 23,000 shares owned directly by Mr. Schreyer; 25,000 shares held in escrow for Mr. Schreyer under Amerada Hess Corporation's Restricted Stock Plan over which Mr. Schreyer has voting but not dispositive power; and, 188,000 shares underlying options to purchase Common Stock of Amerada Hess Corporation.

Note 6. This amount includes 3,226 shares vested in the name of John Y. Schreyer under Amerada Hess Corporation's Employees' Savings and Stock Bonus Plan. Mr. Schreyer has voting power with respect to 1,614 of such shares.

Note 7. This amount includes 29,222 shares held by four trusts as to which Mr. Schreyer has shared voting and dispositive power.

Item 1(a).    Name of Issuer:

              Amerada Hess Corporation

Item 1(b).    Address of Issuer's Principal Executive Offices:

              1185 Avenue of the Americas
              New York, NY 10036

Item 2(a).    Name of Person Filing:

              See respective cover pages.

Item 2(b).    Address of Principal Business Office or, if None, Residence:

              Nicholas F. Brady
              Darby Advisors
              16 North Washington Street
              Easton, MD 21601

              John B. Hess
              Amerada Hess Corporation
              1185 Avenue of the Americas
              New York, NY 10036

              Thomas H. Kean
              Drew University
              President's House
              36 Madison Avenue, Mead Hall
              Madison, NJ 07940-4005

              Burton T. Lefkowitz
              229 Delhi Road
              Scarsdale, New York 10583


              John Y. Schreyer
              Amerada Hess Corporation
              1185 Avenue of the Americas
              New York, NY 10036

Item 2(c).    Citizenship:

              United States of America

Item 2(d).    Title of Class of Securities:

              Common Stock

Item 2(e).    CUSIP Number:

              023551 10 4


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is:

              (a) A broker or dealer registered under Section 15 of the Exchange Act.

              (b)    A bank as defined in Section 3(a)(6) of the Exchange Act.

              (c) An insurance company as defined in Section 3(a)(19) of the Exchange Act.

              (d) An investment company registered under Section 8 of the Investment Company Act.

              (e) An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

              (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

              (g) A parent holding company or control person, in accordance with Rule 13d-1(b)(ii)(G).

              (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

              (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

              (j)    A group, in accordance with Rule 13d-1(b)(ii)(J).

              If this statement is filed pursuant to Rule 13d-1(c), check
              this box.                                                      |X|

Item 4.       Ownership.


              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)    Amount beneficially owned:

            See respective cover pages.
            ---------------------------

       (b)    Percent of class:

            See respective cover pages.
            ---------------------------

       (c)    Number of shares as to which such person has:

            See respective cover pages.
            ---------------------------

       (i)    Sole power to vote or to direct the vote

            See respective cover pages.
            ---------------------------

       (ii)   Shared power to vote or to direct the vote

            See respective cover pages.
            ---------------------------

       (iii)  Sole power to dispose or to direct the disposition of

            See respective cover pages.
            ---------------------------

       (iv)   Shared power to dispose or to direct the disposition of

            See respective cover pages.
            ---------------------------

Item 5.         Ownership of Five Percent or Less of a Class.
              Not applicable

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.
              As indicated in the Notes above, some of the shares owned are held for the account of other persons who have the right to receive dividends and the proceeds of the sale of such shares. Such shares held by the estate of Leon Hess or by trusts established under the will of Leon Hess represent more than five percent of the outstanding class.

Item 7.         Identification and Classification of the Subsidiary Which
              Acquired the Security Being Reported on by the Parent Holding Company.
              Not applicable

Item 8.         Identification and Classification of Members of the Group.
              Not applicable

Item 9.         Notice of Dissolution of Group.
              Not applicable

Item 10. Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned agrees that this statement is filed on behalf of each of them and certifies that the information set forth in this statement as to himself, and to his best knowledge as to each other filing person is true, complete and correct.


                                     February 11, 2000
                                ----------------------
                                          (Date)

                                /s/  Nicholas F. Brady
                                ----------------------
                                     Nicholas F. Brady

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned agrees that this statement is filed on behalf of each of them and certifies that the information set forth in this statement as to himself, and to his best knowledge as to each other filing person is true, complete and correct.



                                     February 11, 2000
                                ----------------------
                                          (Date)

                                /s/       John B. Hess
                                ----------------------
                                          John B. Hess

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned agrees that this statement is filed on behalf of each of them and certifies that the information set forth in this statement as to himself, and to his best knowledge as to each other filing person is true, complete and correct.




                                     February 11, 2000
                                ----------------------
                                          (Date)

                                /s/     Thomas H. Kean
                                ----------------------
                                        Thomas H. Kean

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned agrees that this statement is filed on behalf of each of them and certifies that the information set forth in this statement as to himself, and to his best knowledge as to each other filing person is true, complete and correct.



                                     February 11, 2000
                                ----------------------
                                          (Date)

                                 /s/ Burton T. Lefkowitz
                                ------------------------
                                     Burton T. Lefkowitz

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned agrees that this statement is filed on behalf of each of them and certifies that the information set forth in this statement as to himself, and to his best knowledge as to each other filing person is true, complete and correct.





                                     February 11, 2000
                                ----------------------
                                          (Date)

                                /s/   John Y. Schreyer
                                ----------------------
                                      John Y. Schreyer